UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 10, 2012

INSULET CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-33462	04-3523891
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

9 Oak Park Drive

Bedford, Massachusetts 01730

(Address of Principal Executive Offices, including Zip Code)

Registrant’s telephone number, including area code: (781) 457-5000

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On April 10, 2012, Insulet Corporation (the “Company”) and Ypsomed Distribution AG (“Ypsomed”) entered into Amendment No. 1 (the “Amendment”) to the Distribution Agreement, dated as of January 4, 2010, between the Company and Ypsomed (the “Original Agreement” and, together with the Amendment, the “Agreement”). Under the Original Agreement, Ypsomed became the exclusive distributor of the Company’s OmniPod Insulin Management System (the “OmniPod System”), with the right to promote, advertise, market, distribute and sell the OmniPod System in eleven countries. The Original Agreement had a term of five years.

The Amendment expands the list of countries in which Ypsomed will be the exclusive distributor of the OmniPod System to consist of eleven additional countries. In addition, the term of the Agreement was extended until June 30, 2016, which term will be automatically further extended provided that Ypsomed’s annual purchases in 2013 and 2014 exceed certain specified targets. In addition, the Amendment amends certain warranty provisions regarding the OmniPod System, amends the minimum purchase requirements and certain pricing terms and provides that the Company and Ypsomed shall negotiate adjustments to certain minimum purchase targets upon the occurrence of certain specified events.

The Company intends to submit a FOIA Confidential Treatment Request to the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended, requesting that it be permitted to redact certain portions of the Amendment. The omitted material will be included in the request for confidential treatment. The foregoing summary of the Original Agreement and the Amendment does not purport to be complete and is qualified in its entirety by reference to the Original Agreement, a copy of which was filed as Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2010, and to the Amendment, a copy of which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2012.

Item 9.01.	Financial Statements and Exhibits

(d)	Exhibits.

Exhibit No.	Description

99.1	Press Release dated April 11, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned thereunto duly authorized.

INSULET CORPORATION

April 11, 2012	By:	/s/ Duane DeSisto
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release dated April 11, 2012.